Exhibit 99.1
SUPERVALU Completes Amendment of Senior Secured Term Loan Agreement
MINNEAPOLIS - (BUSINESS WIRE) - May 23, 2016 - SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the amendment of its existing $1.5 billion senior secured term loan agreement. On July 28, 2015, the Company announced that it is exploring a potential separation of its Save-A-Lot segment, and that as part of that process it had begun preparations to allow for a possible spin-off of Save-A-Lot into a stand-alone, publicly traded company. This amendment permits the Company and its subsidiaries to undertake certain transactions reasonably determined by the Company to be necessary to effectuate a spin-off of Save-A-Lot.
In the event a spin-off of Save-A-Lot is consummated, the amendment requires that Save-A-Lot issue a minimum of $400 million of long-term debt and that SUPERVALU’s term loan balance be reduced by a minimum of $350 million (including with the net cash proceeds of the Save-A-Lot debt issuance). In addition, SUPERVALU would be required to retain at the time of a spin-off of Save-A-Lot a certain minimum equity stake in the spun-off, publicly traded Save-A-Lot company. In accordance with the terms of the amendment, the net cash proceeds from any future monetization of such retained equity stake could be required to be used to reduce the term loan balance.
“We are pleased to have been able to work with our term loan lenders to execute this amendment,” said Executive Vice President, Chief Operating Officer and Chief Financial Officer Bruce Besanko. “The Company now has the flexibility under its credit agreements to further explore the previously announced potential separation of Save-A-Lot into a stand-alone, publicly traded company.”
The amendment increases the interest rate margin above LIBOR from 3.50 percent to 4.50 percent (and up to 4.75 percent in the event of a downgrade of certain of the Company’s credit ratings), while the LIBOR floor remains at 1.00 percent. In addition, the amendment increases the Company’s flexibility to execute certain sale and leaseback transactions and acquisitions under the term loan agreement. The amendment also modifies certain covenants and other provisions set forth in the term loan agreement. The maturity date of the term loan remains March 21, 2019.
Goldman Sachs Bank USA and Barclays acted as joint lead book-runners and joint lead arrangers on the amendment.
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,588 stores composed of 1,796 independent stores serviced primarily by the Company’s food distribution business; 1,360 Save-A-Lot stores, of which 897 are operated by licensee owners; and 200 traditional retail grocery stores (store counts as of February 27, 2016). Headquartered in Minnesota, SUPERVALU has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," "intends," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including uncertainties as to the Company’s continued access to credit on acceptable terms, the sufficiency of short-term and long-term financing to support the Company’s strategic and operational investments, the terms, timing or structure of any Save-A-Lot separation transaction and whether one will be consummated at all, the impact of any separation transaction on the businesses of SUPERVALU and the Save-A-Lot business on a standalone basis if the separation were to be completed, whether the operational and strategic benefits of a separation can be achieved and whether the costs and expenses of the separation can be controlled within expectations. Other factors include competition, ability to execute operations and initiatives, ability to realize benefits from acquisitions and dispositions, reliance on wholesale customers and licensees ability to grow or maintain identical store sales, ability to maintain or increase margins, substantial indebtedness, labor relations issues, escalating costs of providing employee benefits, relationships with Albertson’s LLC, New Albertson’s Inc., and Haggen, intrusions to and disruption of information technology systems, impact of economic conditions, commodity pricing, governmental regulation, food and drug safety issues, legal proceedings, pharmacy reimbursement and health care financing, intellectual property protection, severe weather, natural disasters and adverse climate changes, disruption to supply chain and distribution network, changes in military business, adequacy of insurance, volatility in fuel and energy costs, asset impairment charges, fluctuations in our common stock price and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For Investors:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@supervalu.com

For Media
Jeff Swanson, 952-903-1645
Jeffrey.swanson@supervalu.com